Exhibit 21

Subsidiaries

Intellicell Biosciences, Inc. (New York corporation) – 100% owned

ICBS Research, Inc. (New York corporation) - 100% owned

Tech Stem Inc., a New York corporation (New York corporation) – 100% owned